Exhibit 99.1



           InterDigital to Host Conference Call to Discuss Impact of Final Award in Arbitration Proceeding with Nokia Corporation


           KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--July 5, 2005--InterDigital Communications Corporation (Nasdaq:IDCC), a leading designer, developer and provider of wireless technology and product platforms, announced today that it will host a conference call to discuss the impact of the Final Award in the arbitration proceeding between InterDigital Communications Corporation, InterDigital Technology
Corporation (ITC), one of the company's wholly-owned subsidiaries, and Nokia Corporation (Nokia). The Final Award relates to Nokia's royalty obligations on its worldwide sales of 2G GSM/TDMA and 2.5G
GSM/GPRS/EDGE products under its existing patent license agreement with ITC.
           During the conference call, company executives will provide some additional insights relating to the Final Award. In addition to reiterating information contained in the company's press release dated
July 1, 2005, InterDigital's executives will discuss the following items:

    --  Background on the Nokia patent license agreement

    -- The Arbitral Tribunal's determination of the following issues relating to Nokia's patent license agreement with ITC:

        -- Sony Ericsson and Ericsson qualify as major competitors under the Nokia patent license agreement and, as such, ITC's license agreements with Sony Ericsson and Ericsson establish the framework for Nokia's royalty obligations under its patent license agreement for 2G and 2.5G handsets and infrastructure sales, respectively.

        -- In identifying the applicable handset royalty rates, the Arbitral Tribunal took into account Nokia's higher level of sales volume as compared to Sony Ericsson.

        -- The establishment of a relatively short time frame for Nokia to submit payment to InterDigital for royalties associated with sales of covered products from January 1, 2002 through June 30, 2005.

        -- In addition to its royalty obligations from January 1, 2002 through June 30, 2005, Nokia is required to pay royalties to InterDigital using the rates identified by the Tribunal and applying the other royalty-bearing terms of the Ericsson and Sony Ericsson Agreements for sales from July 1, 2005 to December 31, 2006.

    -- InterDigital estimates that Nokia's royalty obligations for covered infrastructure and handset sales from January 1, 2002 through December 31, 2003 will be approximately $112 million. In addition, InterDigital estimates that Nokia's royalty obligations for sales of covered products during 2004 is in the range of $50 million to $55 million. For 2005 and 2006 covered product sales, using publicly-available forecasts, the company estimates that Nokia's royalty obligations will be in the range of $70 million to $90 million, depending upon whether Nokia avails itself of the prepayment option applicable to the remainder of 2005 and the full year 2006. Consistent with the terms of the Ericsson and Sony Ericsson agreements, Nokia's 2G and 2.5G royalty obligations would be paid-up after December 31, 2006. All of the above amounts exclude awarded interest. The decline in the average annual royalties in the 2005 and 2006 time frame is due to possible prepayment discounts and the diminishing amount of 2G and 2.5G TDMA-based devices that are projected to be sold as 3G product sales become a larger part of the market.

    -- Based on InterDigital's application of the Nokia Tribunal's award and updated information as to Samsung's sales for the years 2002 through 2004, the company updated guidance relative to Samsung's royalty obligations. Specifically, prior guidance had stated that Samsung would owe InterDigital approximately $22 million to $27 million for 2002 sales of covered product. In addition, based on Samsung prepaying its 2003 and 2004 royalties, the company previously estimated that it would have recorded revenue of approximately $20 million to $24 million for 2003 sales. The company reaffirmed the original guidance but indicated that the actual amounts should be somewhat higher based on prepayment discounts for past sales no longer being available.

           InterDigital will host a conference call on Tuesday, July 5, 2005 at 8:00 a.m. Eastern Daylight Time, to discuss the Final Award and its impact on the company. To access the conference call within the U.S., please dial 1-800-289-0569. International participants may access the call by dialing 1-913-981-5542. Please dial in to the call by 7:50 a.m. Eastern Daylight Time on July 5, 2005 and ask the operator for the InterDigital conference call.
           InterDigital also will provide access to the call on its web site at: www.interdigital.com. In addition, a replay of the conference call will be available for one week after completion of the call. To access the recorded replay, dial 1-888-203-1112 and use the confirmation code 1690544. International participants may access the replay by dialing 1-719-457-0820 and using the confirmation code 1690544. A replay of the conference call also will be available on the company's web site.

           About InterDigital

           InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications.
The company offers technology and product solutions for wireless applications that deliver time-to-market, performance and cost benefits, as well as product differentiation advantages to its commercial and government/military customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G, 3G and 802 standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com.
InterDigital is a registered trademark of InterDigital Communications
Corporation.

           This press release contains forward-looking statements regarding our current beliefs and expectations as to the Final Award received in the Nokia Arbitration, the application and impact of the Final Award to the license agreements with Nokia and Samsung and their royalty obligations, and amounts due from Nokia and Samsung. Words such as "estimates", "should" or similar expressions are intended to identify such forward-looking statements.
           Forward-looking statements are subject to risks and uncertainties, and actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, without limitation, those contained herein and: (i) InterDigital's interpretation of and Nokia's compliance with the Final
Award; (ii) adjustments in the estimated and actual amounts of sales of Nokia and Samsung covered products derived from InterDigital or third party data or assumptions, or inaccuracies in sales figures supplied during the Nokia arbitration; (iii) the company's application of an available prepayment option; (iv) an interpretation or application of the Final Award by the panel in the Samsung arbitration different from the company's interpretation and application; (v) unanticipated results in enforcement proceedings relating to the Final
Award; and (vi) other factors set forth in the company's July 1, 2005 and March 17, 2003 press releases. InterDigital undertakes no duty to update any forward-looking statements, whether as a result of new information, future events or otherwise.


    CONTACT: InterDigital Communications Corporation
             Janet Point, 610-878-7800
             janet.point@interdigital.com